Owens Corning Business Conduct Policy

Insider Trading Policy & Pre-Clearance Process
This policy is maintained by the Legal Department and was last updated April 2023.

Policy

This Insider Trading Policy (the “Policy”) governs transactions in the securities of Owens Corning (the “Company”) and the management of confidential information about the Company and the companies with which the Company engages in transactions or does business.

Unlawful insider trading occurs when a person uses material nonpublic information obtained through their employment or other involvement with the Company to make decisions to purchase, sell, or otherwise transact in a public company’s securities or to provide that information to others outside the Company (“Insider Trading”).

Prohibition of Insider Trading
No one may trade, directly or indirectly, in the Company’s stock or other securities based on material, nonpublic information about the company.

Prohibited actions include:

(a)Providing the material nonpublic information to another person or recommend that others transact in a company’s securities based on the material nonpublic information (also known as “Tipping”);
(b)Disclosing material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information about the Company; or
(c)Assisting anyone engaged in the above activities.
In addition, no member of the Board of Directors, Executive Officer, or other employee of the Company or its subsidiaries (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who, in the course of working for the Company or serving on the Company’s Board of Directors, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.
Who does the Insider Trading Policy apply to?
All Company employees, regardless of country or geographical location, and members of its Board of Directors, their Family Members and Controlled Entities, and certain third-party consultants and advisors that the General Counsel may designate.
Family Members. This Policy applies to Family Members and other members of an employee’s household. You are responsible for the transactions of these Family Members and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you must treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.

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Controlled Entities. This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities must be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
What is Material Nonpublic Information?
Insider Trading occurs with the unlawful use of material nonpublic information. The information used to trade must be considered both “material” and “nonpublic” for Insider Trading to have occurred. The definitions of each are below.

What is Material Information?
Information is considered “material” if a reasonable investor would consider that information important in deciding to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, is considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. When in doubt, contact the General Counsel to determine whether information you have is material.

What are examples of Material Information?
A non-exhaustive list of examples of material information include:

•Financial results or projections of future earnings or losses (except for such projections in connection with the preparation of the Company’s annual budget, which may, in some cases, be considered too uncertain to be material), other earnings guidance, changes to previously announced earnings guidance, or the decision to suspend earnings guidance
•The gain or loss of a significant customer or supplier
•A pending or proposed merger, acquisition, disposition, tender offer, restructuring, or joint venture
•A change in dividend policy, the declaration of a dividend, stock split, an offering of additional securities, or the establishment of a repurchase program for company securities
•Financing transactions that are not in the ordinary course of business
•A significant change in management (such as the resignation, retirement, or other departure of a director or Executive Officer)
•A change in auditors or notification that the auditor’s reports may no longer be relied upon
•Pending or threatened significant litigation, or the resolution of such litigation (such as a settlement or dismissal of a case)
•A launch of major new products
•Known changes in credit ratings, whether positive or negative
•Impending bankruptcy or the existence of severe liquidity problems
•A significant cybersecurity breach or incident
•A significant impairment of, or write-down in, assets

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•The imposition of an event-specific restriction on trading in company securities or the securities of another company or the extension or termination of such restriction
What is Nonpublic Information?
Information that has not been disclosed to the public is generally considered to be nonpublic information. For example, information would be considered as “nonpublic” if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

In contrast, information is considered “public” if it has been “widely disseminated.” Information generally would be considered widely disseminated if it has been disclosed through a press release, newswire services, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website.

NOTE: Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally, information should not be considered fully absorbed by the marketplace until after the first full business day after the day on which the information is released. Depending on the circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. For the purposes of this Policy, a “business day” is a day on which national stock exchanges in the United States are open for trading.

Example: The Company makes an announcement after the commencement of trading on a Monday. Therefore, you may trade in Company Securities at the opening of the market on Wednesday and not before that time. This allows one full business day (here, Tuesday) for the investing public to absorb the information.
If you have a question as to whether information is material or nonpublic, you should not trade on or communicate the information to anyone without consulting with the General Counsel or Vice President of Securities & Governance.

What transactions does this Policy apply to?
This Policy applies to all transactions in a public company’s stock and other securities. This includes the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, warrants, and debt securities, including senior notes, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. Transactions subject to this Policy include purchases, sales, and bona fide gifts of Company Securities.

In addition, when a person who is subject to this Policy, in connection with working for the Company, becomes aware of material nonpublic information of another company, such as the Company’s customers and suppliers, this Policy also applies and prohibits transactions in the securities of such other company.

Certain transactions that are exempted from this Policy are noted below:

Restricted Stock Unit and Performance Share Units. This Policy does not apply to the vesting of restricted stock units or performance share units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock units or performance share units.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company

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stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre‑pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Transactions in Mutual Funds. Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, any person covered by this Policy is prohibited from engaging in the following regarding Company Securities:

(a)Short sales;
(b)Transactions in put options, call options, or other derivative securities;
(c)Hedging or monetization transactions, including using financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds; and
(d)Holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
What are Special Blackout Periods?
From time to time, information or an event may become known that is material to the Company and is known by only a few people within the Company. In these circumstances, the General Counsel may issue a notice and prevent certain individuals from transacting in Company Securities (or another public company that is related to the information or event) regardless of whether the Company is in an open Trading Window. This is known as a “Special Blackout Period.”

The existence of a Special Blackout Period will be communicated only to those who know, or may know due to the nature of their role and responsibilities, of the event or information. It will not be broadly announced throughout the Company. The existence of a Special Blackout Period must remain confidential and must not be communicated to any other person. Exceptions to trade will not be granted during a Special Blackout Period.

The General Counsel will issue a notice when the Special Blackout Period ends. No trading in Company Securities or any other public company designated by the General Counsel in the notice may occur until the General Counsel issues notice that the Special Blackout Period has ended.

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10b5-1 Plans
Persons subject to this Policy may engage in transactions in Company Securities pursuant to an approved Rule 10b5-1 plan. Rule 10b5-1 promulgated under the Exchange Act provides a defense from insider trading liability and permits trading by a stockholder during times when trading may otherwise be prohibited (e.g., during a “blackout period”). To be eligible to rely on this defense, a Rule 10b5-1 plan must meet the requirements of Rule 10b5-1. If the Rule 10b5-1 plan meets the requirements, Company Securities may be purchased or sold without regard to certain insider trading restrictions.

A Rule 10b5-1 plan must be approved by the General Counsel and meet the requirements of Rule 10b5-1 and the Company’s “Requirements for Rule 10b5-1 Plans.”

Does this Policy apply after I leave the Company?
Yes. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

What happens if I violate this Policy?
Federal and state laws prohibit the purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities or the securities of another company. Insider trading violations are pursued vigorously by the SEC, the U.S. Department of Justice, state enforcement authorities, and foreign jurisdictions and punishment could include significant fines and imprisonment.

In addition, an individual’s failure to comply with this Policy may subject the individual to discipline by the Company, including termination, whether the employee’s failure to comply results in a violation of law.

Trading Windows and Pre-Clearance Requirements
The Company has established additional requirements applicable to Covered Persons and Special Insiders.
These requirements are:

	Transactions permitted only during Trading Windows	Pre-clearance must be obtained before transacting
Covered Persons
Special Insiders

Who are Covered Persons?
“Covered Persons” are individuals who may only trade during an open Trading Window. They include:

•Members of the Company’s Board of Directors;
•The Company’s Executive Officers;
•The Company’s Vice Presidents;
•The administrative assistants to the individuals listed above; and
•Any other individual the General Counsel may designate because of their role with the Company.
The General Counsel will maintain a list of “Covered Persons” and will notify those individuals of such status.

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Who are Special Insiders?
“Special Insiders” are certain Covered Persons whose roles within the Company provide regular access to potential material nonpublic information, and, therefore, are required to obtain pre-clearance before transacting in Company Securities. Special Insiders include members of the Company’s Board of Directors, the Company’s Executive Officers, the Company’s Vice Presidents and certain administrative assistants. The General Counsel will maintain a list of “Special Insiders” and will notify those individuals of such status.

What are Trading Windows?
An open trading window begins on the second full business day following the public release of the Company’s quarterly earnings and ends after the market closes on the 15th day of the third month of the then-current quarter (“Trading Window”). Covered Persons are permitted to transact only during Trading Windows.

Example: If the quarterly earnings results were released after trading commenced on a Thursday, the open Trading Window would begin on the following Monday. This would give the marketplace at least one full business day (Friday) to fully absorb the contents of the earnings release.

Covered Persons are not permitted to trade during blackout periods. Generally these begin on the 16th day of the last month of each fiscal quarter (i.e., March 16th, June 16th, September 16th, and December 16th) and end at the beginning of the second full business day following the date of the public release of the Company’s earnings results for that quarter (“Blackout Period”).

Covered Persons may also be subject to Special Blackout Periods as discussed above.

As a Special Insider, what pre-clearance am I required to obtain before transacting?
Because of their role within the Company and regular access to potential material nonpublic information, as well as certain holding requirements for certain employees, Special Insiders are subject to pre-clearance procedures.

To obtain pre-clearance to transact (including trading and gifting) Company securities:

1.Complete the Pre-Clearance and Certification Form. Include details of your proposed transaction, including the stock type, vesting date, and amount of shares you wish to transact. Complete the certification and verify that you are not currently in possession of material nonpublic information.
2.If you are subject to Company stock holding requirements, submit the Pre-Clearance and Certification Form to the Director of Global Compensation, who may approve you to proceed with your transaction request after confirming that you will continue to be within your holding requirements after your proposed transaction is executed.
3.Submit the Approval from the Director of Global Compensation (if applicable) to the individual noted below and request approval to execute the proposed transaction:
a.Members of the Board of Directors and Executive Officers - must obtain pre-clearance approval of the proposed transaction from the General Counsel.
b.All Other Special Insiders (i.e., not a member of the Board of Directors and not an Executive Officer) - must obtain pre-clearance approval of the proposed transaction from the Vice President of Securities & Governance.

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Pre-clearance may only be obtained by submitting the Pre-Clearance and Certification Form.

Each of the General Counsel and the Vice President of Securities & Governance is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If you do not receive a response to your request for pre-clearance, the request will be deemed to have been denied. If a Special Insider seeks pre-clearance and permission to engage in the transaction is denied or not responded to, then he or she must refrain from initiating any transaction in Company Securities and must not inform any other person of the restriction.

How long does the pre-clearance last?
Approval to transact expires at the close of the markets on the 3rd business day after clearance has been granted.

What should I consider before requesting approval of a proposed transaction?
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company.

Pre-clearance in no way relieves anyone of their own legal obligation to refrain from trading while in possession of material nonpublic information and pre-clearance is not legal advice.

What are my obligations as a Covered Person after I leave the Company?
If a Covered Person retires, resigns, or otherwise terminates employment with the Company during a “Blackout Period,” that individual is prohibited from transacting in Company Securities until the next Trading Window begins.

Certification
All Covered Persons must certify their understanding of, and intent to comply with, this Policy.

Reporting
If you have a concern that you may have violated this policy, or you have a good faith suspicion that another OC employee is in violation of this policy, you should report this to your manager, leader, or another trusted manager, your Human Resources representative, a member of Legal Operations, or a member of the Business Conduct Council who shall refer the report for investigation and resolution.

If you do not feel comfortable reporting your concern to these individuals, you may call the Business Conduct Helpline in North America at 1-800-461-9330, (country-specific telephone numbers can be found in the Code of Conduct or the company intranet), or via the web at http://helpline.owenscorning.com.

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Definitions
Blackout Period
A Blackout Period begins on the 16th day of the last month of each fiscal quarter (i.e., March 16th, June 16th, September 16th, and December 16th) and ends at the beginning of the second full business day following the date of the public release of the Company’s earnings results for that quarter.

Company	Owens Corning, its subsidiaries, and affiliates
Controlled Entities	Any entities that you influence or control, including any corporations, partnerships, or trusts.
Covered Persons
Individuals who may only transact during a Trading Window. They include
(1)Members of the Company’s Board of Directors
(2)The Company’s Executive Officers
(3)The Company’s Vice Presidents
(4)The administrative assistants to the individuals listed above
(5)Any other individual the General Counsel may designate

Exchange Act	The U.S. Securities Exchange Act of 1934
Executive Officer	Any person who is an “officer” (as defined in Section 16 of the Exchange Act) of the Company.
Family Members
Family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities.

Insider Trading
When a person uses material nonpublic information obtained through their employment or other involvement with the Company to make decisions to purchase, sell, or otherwise transact in a public company’s securities or to provide that information to others outside the Company.

Policy	Insider Trading Policy
SEC	The U.S. Securities and Exchange Commission.

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Securities
Generally, in the United States, a “security” is a tradable financial asset of any kind. Securities are broadly categorized into:
•debt securities (e.g., banknotes, bonds, and debentures)
•equity securities (e.g., common stocks)
•derivatives (e.g., forwards, futures, options, and swaps).
For a more specific definition of “security” as it applies to Insider Trading, see 2(a)(1) of the Securities Act of 1933.

Short Sale
Short selling involves borrowing a security from your brokerage whose price you think is going to fall and selling it on the open market. Your plan is to then buy the same stock back later, hopefully for a lower price than you initially sold it for and pocket the difference after repaying the initial loan.

Special Insider	A Covered Person who is required to obtain pre-clearance prior to transacting in Company Securities.
Trading Window
An open trading window begins on the second full business day following the public release of the Company’s quarterly earnings and ends after the market closes on the 15th day of the third month of the then-current quarter.

Tipping	Providing material nonpublic information to another person or recommend that others transact in a company’s securities based on the material nonpublic information.

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